Exhibit 99.1

NEWS RELEASE

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Wednesday, September 15, 2010

APOGEE REPORTS FISCAL 2011 SECOND-QUARTER RESULTS

MINNEAPOLIS, MN (September 15, 2010) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2011 second-quarter results. Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

FY11 SECOND QUARTER VS. PRIOR-YEAR PERIOD

•	Revenues of $144.7 million were down 23 percent.

•	Operating loss was $7.4 million, compared to earnings of $17.9 million.

•	Loss from continuing operations was $0.18 per share, versus earnings of $0.46 per share.

•	Architectural segment revenues declined 25 percent, with an operating loss of $10.8 million.

–	Backlog ended at $193.0 million, compared to $214.9 million at the end of the first quarter and $295.0 million at the end of the prior-year period.

•	Large-scale optical segment revenues increased 3 percent, and operating income grew 10 percent.

•	Cash and short-term investments totaled $69.4 million, compared to $69.6 million at the end of the first quarter and $102.6 million at the end of fiscal 2010.

•	Net results were $0.00 per share, compared to earnings of $0.47 per share.

–	Discontinued operations provided non-cash earnings of $0.18 per share in the current period from resolution of an outstanding exposure related to a foreign operation discontinued in 1998.

Commentary

“Our results are being impacted by extremely challenging commercial construction market conditions with low pricing and tight project margins,” said Russell Huffer, Apogee chairman and chief executive officer. “Our strategy to manage our business over a cycle has positioned us to sustain these losses while maintaining a strong balance sheet and cash on hand. At the end of the quarter, our cash and short-term investment level remained at approximately $70 million.

“Second-quarter architectural segment revenues declined at rates comparable to our markets served, while architectural segment operating losses were primarily the result of low architectural glass pricing on lower volume,” he said, noting that manufacturing operations and installation project execution performed well.

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Apogee Enterprises, Inc.  •   4400 West 78th Street  •  Minneapolis, MN 55435  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

“We continue to see weakness in overall non-residential construction markets,” Huffer said. “Although our second-quarter architectural backlog declined compared to the first quarter, a significant amount of work, primarily scheduled for fiscal 2012, has been awarded to us and is awaiting contract signing before being added to backlog.

“Our picture framing business grew revenues slightly and maintained a strong operating margin in soft retail market conditions as new and ongoing value-added product customers continued to convert to our best framing products,” said Huffer.

“Although fiscal 2011 will be extremely difficult for our architectural businesses, we are well positioned financially; have leading products, services and brands; and remain focused on operational and strategic initiatives to strengthen our business for the rebound in our markets,” he said.

FY11 SECOND-QUARTER SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Products and Services

•	Revenues of $127.3 million were down 25 percent.

–	Volume and pricing decreased across the architectural businesses, with architectural glass revenues especially impacted by lower pricing.

•	Operating loss was $10.8 million, compared to income of $14.9 million.

–

Impacting fiscal 2011 second-quarter results were low pricing in the architectural glass business, where we had become very aggressive to win projects and market share, along with lower project margins and lower volume throughout the segment. The results included approximately $2 million in expenses to address architectural glass quality issues due to a vendor-supplied material.

–	The strong prior-year period benefitted from a large percentage of work bid in stronger markets with better margins and higher capacity utilization.

•	Backlog ended at $193.0 million, compared to $214.9 million at the end of the first quarter and $295.0 million in the prior-year period.

–	Bidding activity, which continues to be driven by institutional work, remains solid; however, bid to award and contract timing remains slow.

–

The institutional sector – government, education and health care projects – remained at nearly three-quarters of the backlog; office projects are nearly a fifth of the backlog; and the condo and hotel/entertainment sectors are each a small percentage of future projects.

–	Approximately $125 million, or 65 percent, of the backlog is expected to be delivered in fiscal 2011, and approximately $68 million, or 35 percent, in fiscal 2012.

Large-Scale Optical Technologies

•	Revenues of $17.4 million increased 3 percent.

•	Operating income was $4.2 million, up 10 percent.

–	Operating margin was 24.4 percent, compared to 22.9 percent.

•	Revenues and operating income grew as volume and mix of best-value added picture framing products increased.

Financial Condition

•	Long-term debt was $20.4 million, up from $8.4 million at the end of fiscal 2010.

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Apogee Enterprises, Inc.  •   4400 West 78th Street  •  Minneapolis, MN 55435  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

–	$12 million in long-term, low-interest recovery zone facility bonds established during the first quarter is included in both long-term debt and long-term assets.

–	Cash and short-term investments totaled $69.4 million, compared to $69.6 million at the end of the first quarter and $102.6 million at the end of fiscal 2010.

•

Non-cash working capital (current assets, excluding cash and short-term investments, less current liabilities) was $44.7 million, compared to $15.1 million at the end of fiscal 2010 and $48.5 million in the prior-year period.

•	Capital expenditures year-to-date were $5.0 million, down 15 percent from the prior-year period.

•	Depreciation and amortization year-to-date were $13.8 million, down 7 percent from the prior-year period.

OUTLOOK

“Fiscal 2011 will continue to be challenging for our architectural segment, given tough commercial construction market conditions and the fact that Apogee is a late-cycle company and lags the markets,” Huffer said. “Our outlook for fiscal 2012 is more positive – we expect that recent architectural glass price increases along with the forecasted beginning of a market recovery should allow us to return to profitability for the full fiscal year.

“We estimate that companywide revenues for fiscal 2011 will be down approximately 15 percent,” he said. “We anticipate a loss for the second half of the year as expected earnings in our large-scale optical segment will be unable to offset architectural losses. We expect to have positive cash flow from operations in the second half of the year.

“Our current outlook takes into account the architectural glass product quality issues resulting from a vendor-supplied material,” Huffer said. “We are in the process of quantifying any additional impact, which we don’t expect will be material.

“We are focused on making our business as competitive as possible in difficult market conditions. We recently increased prices where possible, and are working continuously on productivity improvements,” he said. “We are capturing energy-efficient, complex value-added work in the institutional sector, including installation projects in new geographies, and the limited number of available large commercial projects. In addition, we are gaining share in previously underserved smaller project and international markets for architectural glass.

“At the same time, we are maintaining architectural capacity and people to respond to potential growth in fiscal 2012,” he said. “We also continue to focus on longer-term strategies to expand our energy-efficient products and architectural glass international penetration.

“We believe we have the financial strength to weather the weak market conditions and will continue to focus on our growth strategy for the recovery,” Huffer said. “Our architectural businesses have strong brands and operations that are well positioned to serve the aesthetic, energy-efficient, hurricane- and blast-resistant glass requirements for commercial buildings, while our picture framing business continues to successfully convert customers to its industry-leading framing products.”

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are

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Apogee Enterprises, Inc.  •   4400 West 78th Street  •  Minneapolis, MN 55435  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen project delays and cancellations; ii) economic conditions, material cost increases and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability, execution or quality problems that could delay payments, increase costs, impact orders or lead to litigation; and iv) the segment’s ability to fully and efficiently utilize production capacity; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix; and iv) ability to fully and efficiently utilize production capacity. Additional factors include: i) revenue and operating results that are volatile; ii) financial market disruption which could impact company, customer and supplier credit availability; iii) self-insurance risk related to a material product liability event and to health insurance programs; iv) management of discontinued operations exiting activities; v) cost of compliance with governmental regulations relating to hazardous substances; and vi) foreign currency risk related to certain discontinued operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 27, 2010.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Apogee will host a teleconference and webcast at 10 a.m. Central Time tomorrow, September 16. To participate in the teleconference, call 1-800-291-9234 toll free or 617-614-3923 international, access code 96683050. The replay will be available from noon Central Time on September 16 through midnight Central Time on Thursday, September 23, by calling 1-888-286-8010 toll free, access code 12219513. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

•

Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Linetec, a paint and anodizing finisher of window frames and PVC shutters; and Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products.

•	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market and commercial optics.

(Tables follow)

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Apogee Enterprises, Inc.  •   4400 West 78th Street  •  Minneapolis, MN 55435  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended August 28, 2010	Thirteen Weeks Ended August 29, 2009	% Change	Twenty-six Weeks Ended August 28, 2010	Twenty-six Weeks Ended August 29, 2009	% Change

Net sales	$144,651	$187,442	-23%	$287,679	$368,292	-22%
Cost of goods sold	126,649	138,904	-9%	250,840	278,312	-10%

Gross profit	18,002	48,538	-63%	36,839	89,980	-59%
Selling, general and administrative expenses	25,365	30,672	-17%	50,342	60,424	-17%

Operating (loss) income	(7,363)	17,866	N/M	(13,503)	29,556	N/M
Interest income	110	213	-48%	429	443	-3%
Interest expense	151	140	8%	293	313	-6%
Other income, net	105	72	46%	145	102	42%

(Loss) earnings from continuing operations before income taxes	(7,299)	18,011	N/M	(13,222)	29,788	N/M
Income taxes	(2,308)	5,322	N/M	(4,752)	9,579	N/M

(Loss) earnings from continuing operations	(4,991)	12,689	N/M	(8,470)	20,209	N/M
Earnings from discontinued operations	4,869	334	N/M	4,870	335	N/M

Net (loss) earnings	($122)	$13,023	N/M	($3,600)	$20,544	N/M

Earnings per share - basic:
(Loss) earnings from continuing operations	($0.18)	$0.46	N/M	($0.31)	$0.74	N/M
Earnings from discontinued operations	$0.18	$0.02	N/M	$0.18	$0.01	N/M
Net (loss) earnings	$—	$0.48	N/M	($0.13)	$0.75	N/M

Average common shares outstanding	27,602,202	27,346,717	1%	27,620,183	27,367,715	1%

Earnings per share - diluted:
(Loss) earnings from continuing operations	($0.18)	$0.46	N/M	($0.31)	$0.73	N/M
Earnings from discontinued operations	$0.18	$0.01	N/M	$0.18	$0.01	N/M
Net (loss) earnings	$—	$0.47	N/M	($0.13)	$0.74	N/M

Average common and common equivalent shares outstanding	27,602,202	27,584,679	0%	27,620,183	27,617,103	0%

Cash dividends per common share	$0.0815	$0.0815	0%	$0.1630	$0.1630	0%

Business Segments Information (Unaudited)

	Thirteen Weeks Ended August 28, 2010	Thirteen Weeks Ended August 29, 2009	% Change	Twenty-six Weeks Ended August 28, 2010	Twenty-six Weeks Ended August 29, 2009	% Change
Sales
Architectural	$127,311	$170,593	-25%	$253,678	$337,294	-25%
Large-Scale Optical	17,380	16,849	3%	34,041	31,004	10%
Eliminations	(40)	—	N/M	(40)	(6)	N/M

Total	$144,651	$187,442	-23%	$287,679	$368,292	-22%

Operating (loss) income
Architectural	($10,764)	$14,879	N/M	($19,408)	$25,635	N/M
Large-Scale Optical	4,246	3,864	10%	7,604	5,847	30%
Corporate and other	(845)	(877)	4%	(1,699)	(1,926)	12%

Total	($7,363)	$17,866	N/M	($13,503)	$29,556	N/M

Consolidated Condensed Balance Sheets

(Unaudited)

	August 28, 2010	February 27, 2010
Assets
Current assets	$225,491	$246,586
Net property, plant and equipment	178,105	185,519
Other assets	102,152	94,749

Total assets	$505,748	$526,854

Liabilities and shareholders’ equity
Current liabilities	$111,369	$128,887
Long-term debt	20,400	8,400
Other liabilities	37,120	45,977
Shareholders’ equity	336,859	343,590

Total liabilities and shareholders’ equity	$505,748	$526,854

N/M = Not meaningful

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Apogee Enterprises, Inc.  •   4400 West 78th Street  •  Minneapolis, MN 55435  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Twenty-six Weeks Ended August 28, 2010	Twenty-six Weeks Ended August 29, 2009

Net (loss) earnings	($3,600)	$20,544
Net earnings from discontinued operations	(4,870)	(335)
Depreciation and amortization	13,775	14,818
Stock-based compensation	2,632	1,727
Other, net	(4,642)	606
Changes in operating assets and liabilities	(30,130)	(4,012)

Net cash (used in) provided by continuing operating activities	(26,835)	33,348

Capital expenditures and acquisition of intangible assets	(5,019)	(5,923)
Proceeds on sale of property	169	27
Acquisition of intangibles	(10)	—
Purchases of restricted investments	(11,839)	—
Net sales (purchases) of short-term investments and marketable securities	19,257	(4,734)

Net cash provided by (used in) investing activities	2,558	(10,630)

Net proceeds from long-term debt and revolving credit agreement	12,000	—
Stock issued to employees, net of shares withheld	(893)	(1,081)
Dividends paid	(4,577)	(4,552)
Other, net	(262)	62

Net cash provided by (used in) financing activities	6,268	(5,571)

Cash (used in) provided by discontinued operations	(62)	221

(Decrease) increase in cash and cash equivalents	(18,071)	17,368
Cash and cash equivalents at beginning of year	46,929	12,994

Cash and cash equivalents at end of period	$28,858	$30,362

Apogee Enterprises, Inc.  •   4400 West 78th Street  •  Minneapolis, MN 55435  •  (952) 835-1874  •  www.apog.com